                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              20/20 Networks, Inc.

         Nevada                                           33-0677140
         ------                                           ----------
(State or other jurisdiction of                          (IRS Employer
 incorporation or organization)                      Identification Number)

             20700 Ventura Blvd. Suite 227, Woodland Hills, CA 91364
             -------------------------------------------------------
               (Address of principal executive offices)(Zip Code)

         Independent Contractor/Consulting Agreement with Brian Vollmer
          Independent Contractor/Consulting Agreement with Stacy McBee Non-Employee Directors, Advisors and Consultants Retainer Stock Plan for 2003
                              (Full Title of Plan)

                           Edward Gallagher, President
                              20/20 Networks, Inc.
                          20700 Ventura Blvd. Suite 227
                             Woodland Hills CA 91364
                                 (818) 227-9494
           (Name, address and telephone number of agent for service.)
                                 with copies to:
                                Claudia J. Zaman
                                 Attorney At Law
                          20700 Ventura Blvd. Suite 227
                        Woodland Hills, California 91364

                       CALCULATION OF REGISTRATION FEE

                                                              Proposed
                                            Proposed          Maximum
                                            Maximum           Aggregate    Amount
Title of Securities  Amount of Shares       Offering          Offering     Regis.
to be Registered     to be Registered       Price per Share   Price        Fee
---------------------------------------------------------------------------------
$.001 par value              640,000           $2.85           $1824000  $147.57
Common Stock

TOTALS                       640,000           $2.85           $1824000  $147.57

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the closing bid price per share of the Registrant's common stock on June 20, 2003 as reported by the OTC Electronic Bulletin Board.

                                   PROSPECTUS

                              20/20 NETWORKS, INC.
                          20700 Ventura Blvd. Suite 227
                             Woodland Hills CA 91364
                                 (818) 227-9494

                        (640,000 Shares of Common Stock)

This Prospectus relates to the offer and sale by 20/20 Networks, Inc., a Nevada corporation (the "Company" or "20/20") of shares of its $.001 par value per share common stock (the "Common Stock") to certain consultants, advisors and non-employee directors of the Company (collectively referred to as the "Consultants") pursuant to consulting agreements entered into between the Company and the Consultants for payment of services rendered and to be rendered as well as pursuant to the Company's Non-Employee Directors, Advisors and Consultants Retainer Stock Plan for 2003 (the "Plan"). The Company is registering hereunder and then issuing to the Consultants 640,000 shares of Common Stock in consideration for services to be performed and for services already performed under the respective agreements and the Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are 30,000 shares being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to Section 16(b) of the Exchange Act. (See "General Information - Restrictions on Resales").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 23, 2003

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This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: 20/20 Networks, Inc., 20700 Ventura Blvd. Suite 227, Woodland Hills CA 91364, (818) 227-9494.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock is traded on the over-the-counter market and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus                           5
Item 1. Plan Information                                                       5
        General Information                                                    5
        The Company                                                            5
        Purposes                                                               5
        Common Stock                                                           5
        The Consultants                                                        5
        No Restrictions on Transfer                                            5
           Tax Treatment to the Consultants                                    5
        Tax Treatment to the Company                                           6
        Restrictions on Resale                                                 6
Documents Incorporated by Reference and Additional Information                 6
Item 2.  Registrant Information and Employee Plan Annual Information           6
           Legal Opinion and Experts                                           7
           Indemnification of Officers and Directors                           7
Information Required in the Registration Statement                             7
Item 3.  Incorporation of Documents by Reference                               7
Item 4.  Description of Securities                                             8
Item 5.  Interests of Named Experts and Counsel                                8
Item 6.  Indemnification of Directors and Officers                             8
Item 7.  Exemption from Registration Claimed                                   8
Item 8.  Exhibits                                                              9
Item 9.  Undertakings                                                          9
Signatures                                                                    10
Exhibit Index                                                                 12

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

The Company has its principal executive offices at 20700 Ventura Blvd. Suite 227, Woodland Hills, CA 91364, where its telephone number is (818) 227-9494.

Purposes

The Common Stock to be issued by the Company to certain Consultants will be issued pursuant to business consulting and agreements entered into between the Consultants and the Company, which agreements have been approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's future prosperity, thereby advancing the interests of the Company and all of its shareholders. Copies of the agreements have been filed as exhibits to this Registration Statement. The Company is also issuing shares of its common stocks to certain non-employee directors, advisors and consultants for their past services to the Company under the Company's Non-Employee Directors, Advisors and Consultants Retainer Stock Plan for 2003 (the "Plan").

Common Stock

The Board of Directors has authorized the issuance of up to 640,000 shares of Common Stock to the Consultants and upon effectiveness of this Registration Statement.

The Consultants

The Consultants have agreed to provide their expertise and advice to the Company for the purposes set forth in their agreements with the Company and for the purposes set forth in the Plan.

No Restrictions on Transfer

The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultants

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultants are urged to consult their own tax advisors on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the Company's common stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the Company's Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE
                                       AND
                             ADDITIONAL INFORMATION

The Company hereby incorporates by reference (1) its Form 10-KSB for the year ended December 31, 2002, filed pursuant to the Exchange Act; (2) any and all Quarterly Reports and Current Reports on Form 10-Q (or 10-QSB or 8-K) filed under the Securities Exchange Act subsequent to the filing of the Company's Annual Report on Form 10-K (or 10-KSB) for the fiscal year ended December 31, 2002, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to termination of this Offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing. All documents which when together constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 20/20 Networks, Inc., 20700 Ventura Blvd. Suite 227, Woodland Hills CA 91364, (818) 227-9494.

Legal Opinion and Experts

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer or employee of the Registrant.

Claudia J. Zaman has rendered an opinion on the validity of the securities being registered. Ms. Zaman is not an "affiliate" of the Company and will be issued shares under the Plan which are being registered hereunder.

The financial statements of 20/20 Networks, Inc. incorporated by reference in this Prospectus for the fiscal year ended December 31, 2002 have been audited by Malone & Bailey, PLLC, certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person on connection with the securities being registered, registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a)or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in
(a) above; and

(c) The latest prospectus filed pursuant to Rule 424(b) under the Securities
Act.

Item 4.  Description of Securities

No description of the class of securities (i.e., the $.001 par value common stock) is required under this item because the Common Stock is registered under
Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

Ms. Zaman owns no shares of the Company's common stock but will be issued certain shares under the Plan which shares are being registered hereunder.

Item 6.  Indemnification of Directors and Officers

The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Pursuant to the Company's bylaws, the Company shall have the right to indemnify, to purchase indemnity insurance for, and to pay and advance expenses to, Directors, Officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of Nevada Corporation Law and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. The right of the Company to indemnify such persons shall include, but not be limited to, the authority of the Company to enter into written agreements for indemnification with such persons.

Subject to the provisions of Nevada Revised Statutes and any amendments thereto, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for:

1) a breach of the Director's duty of loyalty to the Corporation or its shareholders;
2) an act or omission not in good faith that constitutes a breach of duty of the Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
3) A transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office; or
4) an act or omission for which the liability of a Director is expressly provided by an applicable statute.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit
No.      Title
---      -----

5 Opinion of Claudia J. Zaman regarding the legality of the securities registered.

10.6     Independent Contractor/Consulting Agreement with Brian Vollmer

10.7     Independent Contractor/Consulting Agreement with Stacy McBee

10.8 20/20 Networks, Inc. Non-Employee Directors, Advisors and Consultants Retainer Stock Plan for 2003

23.1 Consent of Claudia J. Zaman, counsel to the registrant, to the use of her opinion with respect to the legality of the securities being registered hereby and to the references to her in the Prospects filed as part hereof.*

23.2     Consent of Malone-Bailey, PLLC, independent auditors of the registrant

* Contained in Exhibit 5.

Item 9.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14e-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit's plan annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Woodland Hills, California on June 23, 2003.

                                              20/20 Networks, Inc.

                                              By: /s/ Edward Gallagher
                                              -------------------------------
                                              Edward Gallagher, President, CFO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

June 23, 2003                               /s/ Edward Gallagher
                                            ---------------------------
                                            Edward Gallagher, Director

June 23, 2003                               /s/ Werner Greider
                                            ---------------------------
                                            Werner Greider, Director

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June 23, 2003               -----------------------------------------
                            Charles Smith, Director

June 23, 2003               /s/ Steven Y. Onoue
                            -----------------------------------------
                            Steven Y. Onoue, Director

June 23, 2003               -----------------------------------------
                            Merhrad Alborz, Director

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit
Number in
Registration                                                        Numbered
Statement       Description                                         Page
---------       -----------                                         ----

5.              Opinion of Counsel

10.6 Independent Contractor/Consultant Agreement with Brian Vollmer

10.7 Independent Contractor/Consulting Agreement with Stacy McBee

10.8            Non-Employee Directors, Advisors and
                Consultants Retainer Stock Plan for 2003

23.1            Consent of Claudia J. Zaman to Use of Opinion*

23.2            Consent of Malone-Bailey, PLLC

* Contained in Exhibit 5.

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